[SBL LOGO]  SECURITY BENEFIT LIFE
            INSURANCE COMPANY
================================================================================
            A MEMBER OF THE SECURITY                   700 SW HARRISON ST.
            BENEFIT GROUP OF COMPANIES                 TOPEKA, KANSAS 66636-0001
                                                       (785) 431-3000

                                                           SBL VARIABLE PRODUCTS
                                                         SCHEDULE OF COMMISSIONS
                                                      VARIFLEX--VARIABLE ANNUITY

Marketing Organization:
(Broker/Dealer)

EFFECTIVE DATE OF SCHEDULE OF COMMISSIONS:

COMMISSIONS  - This  Schedule of  Commissions  is hereby made part of and amends your selling agreement including,  but not limited to, the SBL Variable Products
Sales  Agreement  and/or  Marketing  Organization   Agreement,   as  applicable,
(hereinafter  called the  "Agreement")  with  Security  Benefit  Life  Insurance
Company and Security  Distributors,  Inc.,  (hereinafter jointly called SBL) and commissions  payable  hereunder are subject to the provisions  contained in said
Agreement and this Schedule of Commissions.  Minimum  premiums are as set out in the applicable prospectus and contract. Commissions to a Broker/Dealer are equal to the  percentage  of  stipulated  payments  written by that  Broker/Dealer  on account of new participants enrolled or increased stipulated payments written by that Broker/Dealer on existing participants, as follows:

1.  Installment Stipulated Payments: Payments received during the first Contract
    Year  and the  succeeding  nine  Contract  Years,  for  regular  installment payments,  lump sums and other  irregular  payments  (except for #4,  below)
    added to an individual  installment payment contract or certificate of group contract.

                                 Commission Rate
                                      5.0%

    Payments of less than $25 are not  accepted.  Initial  payments of less than
    $2,500 are not accepted for non-tax-qualified contracts.

2.  Payments under Single Payment  Contracts  (Deferred or Immediate):  Payments
    received under a single payment  contract,  except for premiums and payments received under #4, below.

                                 Commission Rate
                                      5.0%

3.  Service Fees: 5% of each  Annuitant's or Participant's  Stipulated  Payments made in the eleventh and  subsequent  Contract  Years of  participation  for which no other commissions are payable.

4.  Transfer of SBL Contract Values: During any Contract Year for the cash, loan or surrender  value of other life insurance or annuity  contracts  issued by
    SBL or other members of The Security  Benefit Group of Companies  applied to
    an  individual   contract  or  group  certificate  under  this  Schedule  of
    Commissions.

                    COMMISSION                               RATE
    Source of Transfer Values
      SBL Variable Annuity Account I contracts               3.0%
      SBL VA III or VA IV contracts                          0.0%
      Other contracts                              To be determined per case

5.  Annuitization:  An Annuitization Fee of 2% of the Amount Applied to commence an immediate life contingent  settlement for a Participant or beneficiary of a Participant,  is payable to that  Broker/Dealer  who has secured from such
    Participant   or   beneficiary   the  proper  forms  and   information   and
    significantly   assisted  the  client  and  SBL  in  such   settlement.   An
    Annuitization Fee will not be paid if annuitization occurs before the end of the fifth contract year or on contributions  made within the 13 month period before the immediate life contingent settlement is to commence.

6.  Contract Termination:  Any commissions paid on increased  contributions made during the 18 months prior to surrender after the Contract has been in force over six years will be charged back.  "Increased  contributions"  shall mean for this provision  those  contributions  made during the 18 months prior to surrender  that  exceed by more than 10% the average of  contributions  made during the 19th through 36th months prior to surrender.

    Any  commissions  paid on a  contract  under  which a death  benefit is paid during the first five contract  years shall be charged back on the following basis if the  annuitant was 65 years of age or older on the first day of the first contract year: 100% if death occurs in the first contract year, 80% in the second  contract year, 60% in the third contract year, 40% in the fourth contract year, and 20% in the fifth contract year.

    For contracts not specifically set forth above, commissions and service fees shall be determined by SBL.

SERVICE FEES - Service fees are payable only if the above  referenced  Agreement is in full  force and  effect at the time the  service  fee is  payable  as to a particular  Stipulated Payment and are contingent upon satisfactory  service and performance of duties  according to SBL's rules and  administrative  procedures.
SBL shall be the sole judge of satisfactory service.

CONTRACT YEAR - For the purpose of this Schedule,  the term  "contract  year" as applied  to  individual  contracts  shall be  measured  from the date the  first stipulated payment is credited to the Contract.  For a certificate under a group contract  "contract  year" shall be measured  from the date the first payment is credited to the certificate.

CHANGE - SBL reserves the right at any time, with or without notice,  to change, modify or  discontinue  any plan of  Variable  Annuity  or the  commissions  and service  fees  payable  thereon.  Any such  change,  however,  shall not  affect certificates or contracts of participants already in effect.

CHANGE OF DEALER -  Contract  Owners  shall  have the right to  designate  other
Broker/Dealers.  Upon notice of such  designation to SBL,  commissions  shall be payable to other  Broker/Dealers  on any stipulated  payments due or received by
SBL on account of  Participants  written by those  other  Broker/Dealers  and on increases  written  on  existing  Participants  by those  other  Broker/Dealers.
Contract  Owners  shall also have the right to terminate a  Broker/Dealer.  Upon notice of such termination to SBL, no further  commissions or service fees shall be payable on any  stipulated  payments due or received by SBL after such notice for new  Participants  written  by the  terminated  Broker/Dealer  or  increased
stipulated  payments  for  existing   Participants  written  by  the  terminated
Broker/Dealer.

VESTING OF  COMMISSIONS  - If the above  referenced  Broker/Dealer  Agreement is terminated,  first year and renewal  commissions  payable under this Schedule of
Commissions prior to said termination,  will be vested in Broker/Dealer provided that:

   (a)  The above referenced  Broker/Dealer  Agreement has been in force for not less than one year or Variable  Annuities  issued  under said  Agreement have produced not less than $10,000.00 of Stipulated Payments; and,

   (b)  Broker/Dealer  is at the time  such  commissions  are  payable  properly licensed to receive such commission payments.

Any such  vesting  shall  terminate  as to  renewal  commissions  and no further renewal commissions shall be payable under this Schedule of Commissions, if:

   (a)  Broker/Dealer  fails to service  contract  owner(s)  and perform  duties satisfactory to SBL; or

   (b)  Commissions on Variable  Annuities paid to  Broker/Dealer  by SBL during previous calendar year amounted to less than $240.00.

THIS SCHEDULE OF COMMISSIONS  replaces any previous  Schedule of Commissions for the plans indicated as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.              SECURITY BENEFIT LIFE INSURANCE COMPANY

By: GREGORY J. GARVIN                    By: GREGORY J. GARVIN
    --------------------------------         -----------------------------------

Title: President                         Title: Senior Vice President
       -----------------------------            --------------------------------

VA 6275 (R7-00)